Exhibit 10.2

AMENDMENT NUMBER ONE

TO THE

REGIONS FINANCIAL CORPORATION

POST 2006 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated Effective January 1, 2005 (the “Supplemental Plan”)

As Adopted in December 31, 2008

Regions Financial Corporation hereby amends the Plan as follows:

1. Effective April 16, 2009, Section 3.01 shall be amended by adding to the end thereof the following subsection (f):

(f) Temporary Benefit Freeze. This subsection (f), adopted on February 25, 2009 and effective April 16, 2009, implements a benefit freeze that is of indefinite duration although intended to be temporary. The benefit freeze described in this Section applies to all Participants in the Supplemental Plan, including Participants eligible for Supplemental Benefits, Participants eligible for Enhanced Benefits, and Participants eligible for the greater of the two benefits.

(i) Notwithstanding subsections (a) through (e), effective April 16, 2009, no Participant shall accrue any additional benefit in the Plan. This benefit freeze shall be implemented as follows. The Supplemental Benefit shall be calculated by determining the benefit in (A) thereof as of April 15, 2009 (the “Freeze Date”) using the Participant’s Credited Service and Average Monthly Earnings (along with any other factors applicable to such calculation) as of the Freeze Date. The remainder of the calculation of such benefit shall be in accordance with the terms of this Supplemental Plan without regard to this subsection (f). The Enhanced Benefit shall be calculated by determining the benefit in (A) thereof as of the Freeze Date using the Participant’s Credited Service and Average Monthly Earnings as of the Freeze Date. The estimated Social Security benefit shall be determined using the law in effect on the Freeze Date and all other factors determined as if the Participant had a Termination of Employment on the Freeze Date. The remainder of the calculation of the Enhanced Benefit shall be in accordance with the terms of this Supplemental Plan without regard to this subsection (f).

(ii) The calculation of the Supplemental Benefit and the Enhanced Benefit, in each case, involves the calculation of the Participant’s benefit in the Retirement Plan. The benefit in the Retirement Plan has also been frozen as of April 15, 2009. However, the benefit determined in this Supplemental Plan shall take into account the actual benefit in the Retirement

Plan as of the date of determination, and not the Freeze Date, as a variety of factors could cause the benefit in the Retirement Plan to increase or decrease notwithstanding the freeze (including, without limitation, changes in the required actuarial assumptions, indexing of the limits under Section 415 of the Code, and the possibility of an amendment unfreezing the Retirement Plan as of a different date than the Supplemental Plan).

2. All other terms, provisions and conditions of the Supplemental Plan not herein amended shall remain in full force and effect.

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